FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE
AUGUST 29, 2007

FIRST PACTRUST BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND

CHULA VISTA, CA – August 29, 2007 – First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank, announced today that its Board of Directors has declared a quarterly cash dividend of eighteen and one-half cents ($0.185) per share on its outstanding common stock. The dividend will be payable on October 3, 2007 to shareholders of record as of September 14, 2007.

As of June 30, 2007, the Company had consolidated total assets of $ 769.2 million and stockholders’ equity of $83.4 million, with 4,403,783 shares of common stock currently outstanding. The Company’s stock is traded on the NASDAQ Global Market under the symbol “FPTB”.

Contact:
Hans Ganz, President and CEO
Phone: (619) 691-1519, ext. 4000

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